UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Dividend Capital Diversified Property Fund Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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On May 17, 2017, Dividend Capital Diversified Property Fund Inc. (referred to herein as the “Company,” “we,” “our,” or “us”) filed a preliminary proxy statement (the “Preliminary Proxy Statement”) with the Securities and Exchange Commission (the “Commission”) with respect to our 2017 annual meeting of stockholders (the “2017 Annual Meeting”). The Preliminary Proxy Statement includes a proposal to amend our charter to restructure our share classes (“Proposal No. 3”) as part of a broader restructuring (the “Proposed Restructuring”). The material below may be distributed by the Company, its external advisor and its dealer manager both internally and externally to help answer questions about Proposal No. 3.

On May 17, 2017, Dividend Capital Diversified Property Fund Inc. (referred to herein as the “Company,” “we,” “our,” or “us”) filed a preliminary proxy statement (the “Preliminary Proxy Statement”) with the Securities and Exchange Commission (the “Commission”) with respect to our 2017 annual meeting of stockholders (the “2017 Annual Meeting”). The Preliminary Proxy Statement includes a proposal to amend our charter to restructure our share classes (“Proposal No. 3”) as part of a broader restructuring (the “Proposed Restructuring”). The Preliminary Proxy Statement filed with the Commission may be obtained free of charge at the Commission’s website at www.sec.gov or at the Company’s website at http://www.dividendcapitaldiversified.com. Please see the Preliminary Proxy Statement for further details. Capitalized terms used but not defined herein have the meanings set forth in the Preliminary Proxy Statement.
Why are you seeking to restructure the Company and its share classes?
We believe these changes are in the best interest of our stockholders for the following reasons:

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Based on the current competitive landscape, we believe that our ongoing public offering should be more successful if we restructure certain aspects of the offering and our company. We believe this will result in greater access to equity capital which in turn would drive greater diversity within the portfolio, a stronger balance sheet and enhanced liquidity for the benefit of all stockholders.

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These changes are expected to result in an Advisor and Dealer Manager fee and expense reimbursement structure that we believe better aligns with our investor’s interests of overall financial performance, diversification and liquidity.

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Additionally, we expect these changes to result in savings over the near term and possibly over the longer term under certain circumstances. However, such new fee arrangement could result in an increase in compensation to our Advisor if we are successful in raising substantial new capital and/or delivering significant total return performance to our stockholders.

Why are you proposing that the existing classes be changed into the new classes?
We believe that changing our existing share classes as proposed will keep our share structure simpler compared to the alternative of adding four new share classes to our capital structure (which our Board of Directors could authorize without stockholder approval). We also believe that our existing Class A, Class W and Class I stockholders will benefit from the proposed share class changes, as described further in the Preliminary Proxy Statement.
If the restructuring occurs, which share class will I own?
Each issued and outstanding unclassified share (which we have referred to as “Class E” shares since 2012) would be changed into one issued and outstanding share of our new formally designated Class E shares. Each issued and outstanding Class A share would be changed into one issued and outstanding Class T share by renaming the class and amending its terms. Each issued and outstanding Class W share would be changed into one issued and outstanding Class D share by renaming the class and amending its terms. We would change the terms of our Class I shares, so that each issued and outstanding Class I share would effectively be changed into one issued and outstanding share of our new version of Class I shares.
How will the Company’s expenses change?
As described in more detail in the Preliminary Proxy Statement, one of the goals of the Proposed Restructuring is to reduce ongoing broker-dealer fees and class-specific expenses associated with our ongoing public offerings.
We summarize the reduction in class-specific expenses to our stockholders by class as follows:

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Class A shares, which would become Class T shares pursuant to the proposed charter amendment, will continue to have distributions adjusted to reflect ongoing broker-related fee expense allocations (which we expect to be 0.25% per annum lower after the Proposed Restructuring), until they convert to Class I shares, at which point they would no longer be subject to distribution adjustments for ongoing broker-related fee expense allocations.

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Class W shares, which would become Class D shares pursuant to the proposed charter amendment, will continue to have distributions adjusted to reflect ongoing broker-related fee expense allocations (which we expect to be 0.35% per annum lower after the Proposed Restructuring), until they convert to Class I shares, at which point they would no longer be subject to distribution adjustments for ongoing broker-related fee expense allocations.

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Current Class I shares, which would become new Class I shares pursuant to the proposed charter amendment, will no longer have distributions adjusted by 0.10% per annum to reflect ongoing broker-related fee expense allocations (as we intend to cease paying such expenses), and will receive the same per share distributions as Class E shares.

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Current Class E shares, which would become new Class E shares pursuant to the proposed charter amendment, will continue to be free of any ongoing broker-related fee expense allocations, and will receive the same per share distributions as Class I shares.

In addition, we intend to change some of the other fees and reimbursements paid by the Company to the Advisor and the Dealer Manager. As a percentage of our NAV, the changes listed below are expected to decrease the compensation we pay to our Advisor and Dealer Manager (which are related parties):

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Decrease the fixed portion of the advisory fee we pay to our Advisor from an annual rate of 1.15% of our net asset value (“NAV”) to an annual rate of 1.10% of our NAV as determined before the impact of accrued advisory fees (fixed and performance based), accrued ongoing distribution fees (i.e., our ongoing class-specific expenses) and accrued distributions owed to our stockholders.

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Eliminate the fee paid to our Advisor in connection with the sale of an asset and the ability of our Advisor to share in or earn real estate commissions. However, our Advisor would have its expenses associated with disposition services reimbursed by us. Notwithstanding the foregoing, we are currently evaluating how to deal with assets that are substantially along in the process of being sold at the time of the Proposed Restructuring and what compensation is appropriate to pay the Advisor with respect to such assets. The potential cost savings associated with the changes to the Advisor’s and Dealer Manager’s compensation in connection with the Proposed Restructuring could be offset in the near term as a result of any such compensation. However, we do not reasonably believe that such compensation would exceed $2.0 million subsequent to the Proposed Restructuring.

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Under the current Advisory Agreement, the Advisor has the right to be reimbursed for costs related to services for which the Advisor or its affiliates do not otherwise receive a fee, including the reimbursement of compensation paid to our named executive officers. As part of the Proposed Restructuring, we intend to cease reimbursing our Advisor for compensation paid to our named executive officers and to cease making restricted stock awards to employees of our Advisor and its affiliates unless we receive an offset in advisory fees equal to the value of such awards.

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Cease paying for, or reimbursing the Advisor or our Dealer Manager for, customary travel, lodging, meals and reasonable entertainment expenses of registered persons associated with the Dealer Manager, the costs for registered persons associated with the Dealer Manager to attend educational conferences sponsored by us or the Dealer Manager, and costs (other than attendance fees) for registered persons associated with the Dealer Manager to attend seminars conducted by participating broker-dealers.

The change listed below, depending on the Company’s NAV performance, may increase the compensation we pay to our Advisor.

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Revise the performance component of the advisory fee to (a) lower the annual total return hurdle required for our Advisor to earn a performance fee from 6% to 5%, (b) increase our Advisor’s participation above the requisite hurdle from 10% to 12.5%, (c) increase the catch-up provision from 25% to 100% (i.e. rather than the Advisor being entitled to 25% over the hurdle amount up to its 12.5% participation, the Advisor would be entitled to 100% over the hurdle amount up to its 12.5% participation), (d) replace the current NAV-based annual high watermark threshold on which total return is measured with a “loss carryforward” which will track any negative annual total returns from prior years and offset the positive annual total return for purposes of the calculation of the performance fee and (e) exclude the negative impact on total return resulting from our payment or obligation to pay the performance component of the advisory fee as well as ongoing distribution fees (i.e., our ongoing class-specific expenses) when determining the annual total return achieved for purposes of calculating the performance fee.

Taken as a whole, the proposed changes to the compensation we pay our Advisor and Dealer Manager put a greater emphasis on our performance, because the only potential increase in compensation comes from the revised performance fee. The bottom line future impact to our stockholders of the proposed compensation changes is difficult to predict because it is subject to a number of factors, such as the amount of capital we raise in our public offerings, the number of property dispositions that we make, and our performance.
However, in the near term, we believe the Company and stockholders will enjoy savings from these collective changes. For example, if the proposed fee changes had been in place over the past four years, we estimate that fees would have been lower by approximately 0.35% to 0.70% of average NAV, depending on which share class you owned. The impact of these changes over the longer term will be heavily influenced by the Company’s NAV performance and the success of our capital raising which impacts the size of our E-Share Waiver which in essence reduces the performance-based fee paid to the Advisor by the proportionate number of Class E shares outstanding relative to other share classes. For example, if we adjust our pro forma for the last four years to exclude 100% of the E-Share Waiver, fees and reimbursements to our Advisor and Dealer Manager would have ranged from an average of being 0.16% higher for Class E shares to an average savings of 0.19% for Class W shares.
Will my distribution change?
Our Board of Directors generally determines the level of our distributions each quarter on a gross basis before the impact of class-specific expenses. As a result, the proposed changes in share classes and therefore class-specific expenses will not likely impact the Board of Directors’ future judgment as to the overall level of the gross dividend amount. However, in determining the appropriate level of a gross distribution, our Board of Directors considers a number of factors, including the current and anticipated market conditions, current and anticipated future performance and make-up of our investments, our overall financial projections and expected future cash needs. As a result, the changes in fees and reimbursements paid to our Advisor could impact future decisions by the Board of Directors about our distribution level but we can give no assurance of the distribution level to be set by Board of Directors and our distribution levels may change from time to time.
However, the Proposed Restructuring will be beneficial for our current stockholders who are currently subject to class-specific expenses on their distributions. The reduction in class-specific expenses described above will have a corresponding increase in the net distributions received by holders of such shares.
What changes will occur to the share redemption programs?
As part of the Proposed Restructuring, we intend to replace our current Class E share redemption program and Class A, Class W and Class I share redemption program with a single, combined share redemption program for all stockholders (the “New Redemption Program”). Under the proposed New Redemption Program, stockholders could request on a monthly basis that we redeem all or any portion of their shares. However, we would not be obligated to redeem any shares and could choose to redeem only some, or even none, of the shares that are requested to be redeemed in any particular month, in our discretion. Under the proposed New Redemption Program, to the extent we choose to redeem shares in any particular month, such shares will be redeemed at the transaction price for the class of shares being redeemed in effect on the last calendar day of that month, which will generally be equal to the most recently disclosed monthly NAV per share for the applicable class of shares. Shares that have not been outstanding for at least one year will be redeemed at 95% of the transaction price, with limited exceptions.
While we are still working with regulators and our distribution partners to determine the monthly and quarterly limits, our hope is that the New Redemption Program will offer for all share classes the same aggregate quarterly capacity as the current Class AWI Redemption Program, which is up to 5% of the aggregate NAV of the outstanding shares of the classes subject to the program, and further that within such aggregate limit each class of our stock has access to that same level of liquidity on a class-specific basis. However, we can offer no assurances in this regard. At a minimum, we expect that:

(1)
The New Redemption Program would limit the amount of aggregate redemptions we may make during any calendar month to 2% of the combined NAV of all classes as of the last calendar day of the previous quarter and during any calendar quarter to 5% of the combined NAV of all classes of shares as of the last calendar day of the previous calendar quarter.

(2)
In addition to the aggregate limits, there will also be corresponding class-specific allocations. To the extent capacity is available within the aggregate limits but a specific class’s demand exceeds its respective class-specific allocation, then excess capacity may be made available to such class so long as each class is able to access a minimum amount of liquidity equal to 2% per month subject to 5% per quarter of the NAV of such class as of the last calendar day of the previous quarter.

Will you still conduct tender offers?
We intend to pursue a single, combined share redemption program for all stockholders (as described above) and eliminate the need for tender offers for the foreseeable future.

Will the changes impact any of the information available regarding the Company?
Generally no, but rather than calculating and publishing a daily NAV, the Company will calculate and publish its NAV once a month.
Additional Information About the 2017 Annual Meeting and Where to Find It
This communication does not constitute a solicitation of materials of any vote or approval in respect of Proposal No. 3 or otherwise. The proposal will be considered at the 2017 Annual Meeting, to be held on June 26, 2017. In connection with the proposal, the Company has filed the Preliminary Proxy Statement and other relevant materials with the Commission. Investors and security holders of the Company are urged to read the Preliminary Proxy Statement and the definitive proxy statement and other relevant materials when they become available because they contain important information about the Company and the proposals at the 2017 Annual Meeting. The Preliminary Proxy Statement, definitive proxy statement and other relevant materials (when they become available), and any other documents filed by the Company with the Commission, may be obtained free of charge at the Commission’s website at www.sec.gov, at the Company’s website at http://www.dividendcapitaldiversified.com or by sending a written request to the Company at 518 Seventeenth Street, 17th Floor, Denver, Colorado 80202, Attention: Investor Relations.
Participants in the Solicitation
The Company and its directors and executive officers, Dividend Capital Total Advisors LLC (the Advisor) and Dividend Capital Securities LLC (the Dealer Manager) and certain members of their management and employees may be deemed to be participants in soliciting proxies from the stockholders of the Company in favor of Proposal No. 3 and other proposals at the 2017 Annual Meeting. Information regarding the persons who may, under the rules of the Commission, be considered to be participants in the solicitation of the Company’s stockholders in connection with proposals at the 2017 Annual Meeting and a description of their direct or indirect interests will be set forth in the proxy statement for the 2017 Annual Meeting. Investors can find more information about the Company’s executive officers and directors as well as the Advisor and the Dealer Manager in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016.
Cautionary Statement Regarding Forward-Looking Statements
This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (set forth in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). These forward-looking statements include, among others, statements about the expected benefits of the Proposed Restructuring, the expected terms of the Proposed Restructuring and the future business, performance and opportunities of the Company. Forward-looking statements involve numerous risks and uncertainties, and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise, and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). Forward-looking statements generally can be identified by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “foresee,” “looking ahead,” “is confident,” “should,” “will,” “predicted,” “likely,” or similar words or phrases intended to identify information that is not historical in nature. Forward-looking statements are based on expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, without limitation:

•	whether the changes contemplated by the Proposed Restructuring will have the anticipated benefits to the Company and its stockholders described herein; and

•
the ability of the Board of Directors to change any aspects of the Proposed Restructuring without stockholder approval, except the proposed charter amendment, or to decide not to pursue the Proposed Restructuring at all.

While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section of the Preliminary Proxy Statement entitled “Proposal No. 3 - Amendment of our Charter to Restructure our Share Classes - Risks Associated with the Proposed Restructuring.”

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